UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 2, 2026

Date of Report (Date of earliest event reported)

Health In Tech, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-42449	87-3545722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 S. Colorado Ave, Suite 1 Stuart, FL	34994
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 373-0333

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	HIT	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

As previously disclosed, on August 12, 2026, Health In Tech, Inc. (the “Company”) entered into a Standby Equity Purchase Agreement (the “SEPA”) and a related Registration Rights Agreement. On September 4, 2026, the Company satisfied the condition set forth in the SEPA which required the Company to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act of 1933, as amended, registering for resale the shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), issuable by the Company to YA II PN, Ltd. (the “Investor”) under the SEPA (the “Registration Statement”). The Registration Statement was filed on Form S-3 (File No. 333-298758) and declared effective by the SEC on October 15, 2026.

On November 2, 2026 (the “Second Closing Date”), upon the satisfaction of the above condition to certain of the Investor’s purchase obligations set forth in the SEPA, the Second Pre-Paid Advance Closing (as defined in the SEPA) was consummated (herein, the “Second Closing”). In connection with the Second Closing, on the Second Closing Date, the Company issued a second Promissory Note to the Investor in the aggregate principal amount of $3.0 million (together with the Promissory Note in the principal amount of $7.0 million issued to the Investor on August 18, 2026, the “Promissory Notes”), subject to a purchase price discount of 5%, which resulted in gross proceeds to the Company of $2.85 million, which was disbursed to and received by the Company on the same date.

The Promissory Notes will mature on February 18, 2028 and bear interest at 8.75% per annum (increasing to 18% upon certain events of default as specified therein). The Promissory Notes are subject to scheduled installment payments consisting of principal, a 4% payment premium, and accrued and unpaid interest. Installment payments may be satisfied in cash or through the application of net proceeds from sales of Class A Common Stock under the SEPA, in which case the 4% payment premium does not apply.

Subject to specified limitations set forth in the Promissory Notes, certain of which are described below, at the option of the Investor, the Promissory Notes may be converted in whole or in part, at any time and from time to time, into shares of Class A Common Stock at a fixed conversion price of $1.5735 per share, subject to a 4.99% beneficial ownership limitation, an Exchange Cap (as defined and described below), certain anti-dilution and price-adjustment provisions and a floor price of $0.204 per share. No conversion will be permitted to the extent that, after giving effect to such conversion, (1) the Investor together with any of its affiliates would beneficially own in excess of 4.99% of the Class A Common Stock outstanding, subject to certain adjustments, or (2) the aggregate number of shares of Class A Common Stock issued pursuant to such conversion, together with all shares issued under the SEPA, would exceed the aggregate number of shares that the Company may issue in compliance with applicable requirements of The Nasdaq Stock Market LLC without first obtaining stockholder approval (such maximum number of shares, the “Exchange Cap”). The Exchange Cap is 13,100,378 shares, representing approximately 19.99% of the Company’s outstanding Class A Common Stock and Class B Common Stock, par value $0.001 per share, as of the date of entry into the SEPA. The Company is seeking stockholder approval of the issuance of shares in excess of the Exchange Cap at its annual meeting of stockholders scheduled for November 10, 2026.

The material terms of the SEPA and the Promissory Notes are described under the heading “Convertible Financing” in Part II, Item 5 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 filed with the SEC on August 13, 2026 (the “Q2 Form 10-Q”), which description is incorporated herein by reference. The foregoing descriptions of the SEPA and the Promissory Notes included in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which were filed as Exhibit 10.1 and Exhibit 4.1, respectively, to the Q2 Form 10-Q and each of which is incorporated herein in its entirety by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 6, 2026

HEALTH IN TECH, INC.

By:	/s/ Julia (LinLin) Qian
Name:	Julia (LinLin) Qian
Title:	Chief Financial Officer

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